Execution copy

Exhibit 4.2

SECOND AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of the 17th day of January, 2007, by and between Brightcove Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto from time to time (each, an “Investor” and, collectively, the “Investors”), and Jeremy Allaire (the “Founder”).

RECITALS

WHEREAS, the Company, certain of the Investors, Maven Networks, Inc. (“Maven”) and the Founder entered into an Amended and Restated Investor Rights Agreement dated as of November 21, 2005 (the “Prior Agreement”), in connection with the purchase by such Investors (the “Series B Purchasers”) of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”);

WHEREAS, pursuant to the Series C Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) certain purchasers (the “Series C Purchasers”) of the Company’s Series C Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) have agreed that the execution of this Agreement is a condition to the sale of the Series C Preferred Stock;

WHEREAS, pursuant to Section 6.7 of the Prior Agreement, the Prior Agreement may be amended by a written instrument executed by (i) the Requisite Investors (as defined therein) and (ii) the Company; and

WHEREAS, in order to induce the Series C Purchasers to enter into the Purchase Agreement and in order to provide the Series C Purchasers with certain rights contained in the Prior Agreement, the Requisite Investors (as defined in the Prior Agreement) and the Company desire to amend and restate the Prior Agreement in its entirety to read as set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions.

For purposes of this Agreement:

The term “Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

The term “Board” means the Board of Directors of the Company.

The term “Common Stock” shall mean shares of the Company’s common stock, par value $0.001 per share.

The term “Deemed Liquidation Event” shall have the meaning assigned to such term in the Company’s Certificate of Incorporation, as the same may be amended and restated from time to time.

The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

The term “GAAP” shall mean U.S. generally accepted accounting principles.

The term “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.12 hereof; provided, however, that neither the Founder, nor any of his transferees or assigns shall be deemed a Holder for purposes of registrations effected pursuant to Sections 2.1 or 2.11 hereof.

The term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

The term “Intellectual Property Rights” means all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) computer programs, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

The term “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

The term “Key Employee” means and includes the President, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice presidents of operations, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary or in the development or conception of any Intellectual Property Rights of the Company or a Subsidiary as may be reasonably designated by the Board.

The term “Maven License Agreement” means the License Agreement, dated as of December 17, 2004, by and between the Company and Maven.

The term “Maverick” means, collectively, Maverick Fund USA, Ltd., Maverick Fund II, Ltd. and Maverick Fund, L.D.C.

The term “New Securities” shall mean equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities (collectively “New Securities”).

The term “Preferred Stock” shall mean shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share, shares of the Company’s Series B Preferred Stock and the shares of the Company’s Series C Preferred Stock.

The term “Qualified Public Offering” shall have the meaning assigned to such term in the Company’s Certificate of Incorporation, as amended or restated from time to time.

The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock held by the Investors or Maven, (ii) any Common Stock issued or issuable upon conversion of any capital stock of the Company acquired by the Investors or Maven after the date hereof or any Common Stock acquired by the Investors or Maven after the date hereof from the Company or from a Key Holder pursuant to a Right of First Refusal or Secondary Refusal Right (as defined in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company and certain stockholders dated as of the date hereof), (iii) any Common Stock now owned or hereafter acquired by the Founder and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i), (ii) and (iii) above; provided, however, that (w) any shares sold by a person in a transaction in which his rights under Section 2 hereof are not assigned shall not be deemed Registrable Securities, (x) any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement shall not be deemed Registrable Securities, and (y) shares of capital stock owned by the Founder or his transferees or assigns shall not be deemed to be Registrable Securities for purposes of registrations effected pursuant to Sections 2.1 or 2.11.

The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

The term “Requisite Investors” means Investors holding greater than 50% of the shares of Common Stock issued or issuable upon conversion of Preferred Stock held by all Investors.

The term “SEC” means the Securities and Exchange Commission.

The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

The term “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

The term “Series A Directors” shall mean, at a particular time, the Series A Director(s) (as defined in the Company’s Certificate of Incorporation, as amended or restated from time to time) serving on the Board at such time.

The term “Stockholder” means, collectively, the Investors and Maven.

The term “Strategic Investors” means, collectively, AOL LLC, IAC/InterActiveCorp, The Hearst Corporation, Allen & Company LLC and the New York Times Company.

The term “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which the Company (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, the stock or other equity interests which entitle such holders generally to elect a majority of the board of directors or other governing body of such legal entity.

The term “VC Investors” means, collectively, General Catalyst Group III, L.P., GC Entrepreneurs Fund III, L.P., Accel IX L.P., Accel IX Strategic Partners L.P., Accel Investors 2005 L.L.C., James W. Breyer and Alliance Bernstein Venture Fund I, L.P., Brookside Capital Partners Fund, L.P., Maverick and Transcosmos Investments & Business Development, Inc.

The term “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2. Registration Rights

The Company covenants and agrees as follows:

2.1. Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) three years after the date of this Agreement or (ii) 180 days after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Requisite Investors that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities then outstanding having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders;

(ii) as soon as practicable, and in any event within 60 days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b); and

(iii) use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Initiating Holders, subject to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the

Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that (i) the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and (ii) the number of shares of Registrable Securities held by the Investors to be included in such underwriting shall not be reduced unless all Registrable Securities held by Maven are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration

(i) pursuant to this Section 2.1:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(B) After the Company has effected two registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(C) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below; or

(D) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or

(ii) pursuant to any other provision of this Agreement:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(B) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right (or any similar right granted to the Company pursuant to Section 2.11(b)) more than twice in any twelve-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(e) For purposes of Section 2.1(c)(i), a registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2. Company Registration.

If the Company proposes to register (including for this purpose the IPO and a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.

Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.3. Obligations of the Company.

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange and each securities exchange on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

(i) after such registration statement becomes effective, notify each Holder of Registrable Securities covered by such registration statement of any amendment or supplement of such registration statement or prospectus.

2.4. Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5. Expenses of Demand Registration.

All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.6. Expenses of Company Registration.

The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 hereof for each Holder (which right may be assigned as provided in Section 2.12 hereof), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7. Underwriting Requirements.

In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities held by Investors, Maven or the Founder be excluded from such offering unless all other stockholders’ securities have been first excluded. Further, in no event shall any Registrable Securities held by Investors or Maven be excluded unless all Registrable Securities held by the Founder, if any, have been excluded. In the event that the underwriters determine that, following the cutbacks described in the preceding two sentences, less than all of the Registrable Securities requested to be registered by Investors and Maven can be included in such offering, then the Registrable Securities held by Investors and Maven that are included in such offering shall be apportioned pro rata among the selling Investors and Maven (if Maven has elected to sell) based on the number of Registrable Securities held by all selling Investors and Maven (if Maven has elected to sell) or in such other proportions as shall mutually be agreed to by all such selling Investors and Maven. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Investors included in the offering be reduced below thirty-three percent (33%) of the total amount of securities included in such offering, unless such offering is the Qualified Public Offering in which case the selling Investors may be excluded beyond this amount if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of apportionment pursuant to this Section 2.7, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.8. Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9. Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party hereunder shall not relieve the indemnifying party from any liability which it may have to the indemnified party other than under this Section 2.9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 2.9 if and to the extent the indemnifying party is prejudiced by such omission.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10. Reports Under Exchange Act.

With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11. Form S-3 Registration.

In case the Company shall receive from a Holder a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right (or any similar right granted to the Company pursuant to Section 2.1(d)) more than twice in any twelve month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (4) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (5) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 2.2 hereof.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

(d) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.11 and the Company shall include such information in the written notice referred to in Section 2.11(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.11 for references to Section 2.1).

2.12. Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds twenty percent (20%) of the Registrable Securities held by such Holder immediately prior to such assignment or transfer (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.14 below; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act; (d) Maven shall not assign its rights pursuant to this Section 2 to any party unless such party is reasonably acceptable to the Board and in no event may Maven assign its rights under this Section 2 to any party that is a competitor of the Company; and (e) a Strategic Investor shall not assign its rights pursuant to this Section 2 to any party unless such party is reasonably acceptable to the Board and in no event may a Strategic Investor assign its rights under this Section 2 to any party that is a competitor of the Company. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.13. Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Investors, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

2.14. Market Stand-Off Agreement.

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements, unless the Requisite Investors waive the requirement with respect to any such officer, director or greater than one percent (1%) stockholder of the Company. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.15. Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of a Qualified Public Offering.

(b) The rights set forth in this Section 2 shall terminate as to any shares of Registrable Securities when such shares have been (a) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to SEC Rule 144.

3. Information and Observer Rights.

3.1. Delivery of Financial Statements.

The Company shall deliver to each VC Investor who holds at least 1,100,000 shares of Preferred Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization effected after the date hereof), provided that the Board has not reasonably determined that such VC Investor is a competitor of the Company:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet and income statement as of the last day of such year; a statement of cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (as defined below) for such year, with an explanation of any material differences between them and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants selected by the Board;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter;

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the VC Investors to calculate its percentage equity ownership in the Company and certified by the President, Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and an unaudited profit or loss statement;

(e) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in subsections (a), (b) and (d) of this Section 3.1, an instrument executed by the President, Chief Executive Officer or Chief Financial Officer of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment;

(g) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any VC Investor or any assignee of such VC Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (g) or any other subsection of Section 3.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(h) if for any period the Company shall have any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

The Company shall distribute the financial statements described in Sections 3.1(a) and 3.1(b) above to Maven for so long as Maven shall continue to hold at least 2% of the aggregate outstanding shares of Preferred Stock of the Company, including, without limitation, all subsequent series of the Company’s preferred stock issued from time to time; provided, however, that Maven’s rights under this Section 3.1 shall terminate upon a good faith determination by the Board that Maven is a competitor of the Company.

For so long as a Strategic Investor shall continue to hold at least 250,000 shares of Preferred Stock of the Company, (i) the Company shall distribute the financial statements described in Sections 3.1(a) and 3.1(b) above and the capitalization table information described in Section 3.1(c) above to such Strategic Investor; and (ii) on a bi-annual basis, management of the Company shall meet with each Strategic Investor to present the Company’s operating metrics, strategic events and technological developments.

For so long as a VC Investor shall continue to hold at least 400,000 of the aggregate outstanding shares of Preferred Stock of the Company, including, without limitation, all subsequent series of the Company’s preferred stock issued from time to time, (i) the Company shall distribute the financial statements described in Sections 3.1(a) and 3.1(b) above and the capitalization table information described in Section 3.1(c) above to such VC Investor; and (ii) on a bi-annual basis, management of the Company shall meet with each VC Investor to present the Company’s operating metrics, strategic events and technological developments.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration effecting the IPO; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

3.2. Inspection.

The Company shall permit each VC Investor who holds at least 1,100,000 shares of Preferred Stock (appropriately adjusted for any stock split, divided, combination or other recapitalization effected after the date hereof), at such VC Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the VC Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its counsel.

3.3. Observer Rights.

For so long as a Strategic Investor shall continue to hold at least 250,000 shares of Preferred Stock of the Company, the Company shall invite a representative of such Strategic Investor to attend all meetings of its Board of Directors (whether in person, by telephone or otherwise) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board of Directors determines in good faith that access to such information or attendance at such meeting (A) upon advice of legal counsel, would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel, or (B) would be reasonably likely to result in a breach of a fiduciary duty. The Company further reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board of Directors determines in good faith that (1) the interests of the observer as a representative of a Strategic Investor are materially different from the interests of the other stockholders of the Company and (2) providing such information or including such representative in any meeting or portion thereof is not in the best interests of the Company. The Company shall notify a Strategic Investor in advance of any exclusion and the rationale for such exclusion. For clarity, the rights described in this Section 3.3 shall not apply to any Strategic Investor who has a representative on the Board of Directors. For purposes of this Section 3.3 only, “Strategic Investor” shall mean AOL LLC, IAC/InterActiveCorp, The Hearst Corporation, the New York Times Company, Alliance Bernstein Venture Fund I, L.P. and Transcosmos Investments & Business Development, Inc.; provided, however, that for so long as Brookside Capital Partners Fund, L.P. and Maverick shall collectively continue to hold at least 500,000 shares of Preferred Stock of the Company, the Company shall invite an aggregate of one representative of Brookside Capital Partners Fund, L.P. and Maverick, collectively, to attend all meetings of the Board of Directors pursuant to and subject to this Section 3.3 (specifically including the limitations set forth herein).

3.4. Termination of Information, Inspection and Observer Covenants.

The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate as to Investors and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Qualified Public Offering or upon a Deemed Liquidation Event.

3.5. Confidentiality; Other Activities of Investors.

Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Registrable Securities from such Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.5, (c) to any Affiliate, partner or member of any Investor that is a venture capital investor in the ordinary course of its business, or (d) as may otherwise be required by law, regulation, stock exchange rule or court order, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that at least some of the Investors are in the business of venture capital and private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which are adverse to or compete directly or indirectly with those of the Company. Nothing in this Agreement shall otherwise preclude or in any way restrict any Investor or any Affiliate thereof from investing or participating in any particular enterprise whether or not such enterprise has products or services which are adverse to or compete, directly or indirectly, with those of the Company. For purposes of this Section 3.5, the term “Investor” shall be deemed to include Maven and its transferees, successors and assigns.

4. Right of First Offer.

4.1. Right of First Offer.

Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Stockholder in accordance with the following provisions of this Section 4.1. A Stockholder (other than Maven and the Strategic Investors) shall be entitled to assign the right of first offer hereby granted to its partners, members and Affiliates and other parties as it deems appropriate. Maven shall not assign its rights pursuant to this Section 4 to any party unless such party is reasonably acceptable to the Board and in no event may Maven assign its rights under this Section 4 to any party that is a competitor of the Company. The Strategic Investors shall not assign their rights pursuant to this Section 4 to any party unless such party is reasonably acceptable to the Board and in no event may the Strategic Investors assign their rights under this Section 4 to any party that is a competitor of the Company, provided, however, that each Strategic Investor shall be entitled to assign its rights under this Section 4 to any entity in which it holds greater than 50% of the voting interests in such entity (a “Strategic Investor Subsidiary”), and to any entity in which such Strategic Investor Subsidiary holds greater than 50% of the voting interests in such entity.

(a) The Company shall deliver a notice, in accordance with the provisions of Section 6.5 hereof, (the “Offer Notice”) to each of the Stockholders stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within twenty (20) calendar days after mailing of the Offer Notice, each of the Stockholders may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that (i) the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by such Stockholder bears to (ii) the total number of shares of Common Stock of the Company issued and held, or issuable upon conversion of the Preferred Stock then held, by all stockholders of the Company (excluding Maven if Maven’s right of first offer has been terminated pursuant to Section 4.2). The Company shall promptly, in writing, inform each Stockholder that elects to purchase all the shares available to it (each, a “Fully-Exercising Stockholder”) of any other Stockholder’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Stockholder shall be entitled to obtain that portion of the New Securities for which Stockholders were entitled to subscribe but which were not subscribed for by the Stockholders which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Stockholder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Stockholders who wish to purchase such unsubscribed shares.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Stockholders in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) shares of Common Stock issued or deemed issued as a dividend or distribution on Preferred

Stock; (ii) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (iii) up to 4,232,466 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), or such greater number approved by the Requisite Investors, issued to employees, officers, directors, consultants and advisors of the Company or any of its Subsidiaries, or such other persons approved by the Board, pursuant to the 2004 Stock Option and Incentive Plan of the Company (provided that any options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Company at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new options) pursuant to the terms of any such plan, agreement or arrangement) (“Reserved Employee Shares”); (iv) shares of Common Stock issued upon conversion of shares of Preferred Stock; (v) shares of Common Stock issued in a Qualified Public Offering; (vi) shares of Common Stock (and/or options or warrants therefor), or shares of Preferred Stock (and/or options or warrants therefor) which are convertible into up to a maximum of 205,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the number of such shares issued and outstanding), issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, or issuable to parties entering into strategic agreements with the Company, in each case, under arrangements approved by the Board (including the Series A Directors); and (vii) shares of Common Stock issued or issuable pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, technology license agreement or strategic partnership, in each case, under arrangements approved by the Board (including the Series A Directors).

(e) In lieu of complying with the provisions of this Section 4.1, the Company may elect to (a) give notice to the Stockholders at least one day prior to the issuance of New Securities, such notice shall only be required to include a statement that an issuance of New Securities is expected to occur and (b) give a subsequent notice to the Stockholders within thirty (30) days after the issuance of New Securities, such notice shall describe the type, price and terms of the New Securities (a “Post-Offering Notice”). Each Stockholder shall have twenty (20) days from the date of receipt of such Post-Offering Notice to elect to purchase up to the number of New Securities that it would be entitled to purchase pursuant to Section 4.1(b) (calculated prior to giving effect to the issuance of such New Securities). The closing of such sale shall occur within sixty (60) days of the date of the Post-Offering Notice to the Stockholders.

4.2. Termination; Waiver.

The provisions of this Section 4 shall terminate with respect to all Stockholders upon the earlier of: (a) the consummation of the Qualified Public Offering and (b) upon a Deemed Liquidation Event. The provisions of this Section 4 shall terminate with respect to any Stockholder (other than Maven) upon and in the event such Stockholder no longer owns shares of Preferred Stock. The provisions of this Section 4 shall terminate with respect to Maven upon the earliest to occur of (i) the breach by Maven of its obligations under the Maven License Agreement that is not cured within 30 days of Maven’s receipt of notice from the Company of the occurrence of such breach; (ii) the termination of the Maven License Agreement; or (iii) Maven’s failure to purchase its full pro rata share of New Securities (specifically including Series B Preferred Stock and Series C Preferred Stock) in connection with any two (2) consecutive offerings of New Securities (specifically including Series B Preferred Stock and Series C Preferred Stock) subject to Section 4.1. The provisions of this Section 4 may be waived in whole or in part with respect to all Stockholders by the Requisite Investors; provided, however, that (i) any partial waiver of this Section 4 shall apply pro rata to all Stockholders and (ii) in the event that any waiver reduces the aggregate number of New Securities that may be purchased by the Stockholders hereunder in connection with an offering (the number of New Securities following such reduction, the “Adjusted New Securities”), no Stockholder may purchase a number of New Securities that exceeds its pro rata portion of the Adjusted New Securities, calculated as set forth in Section 4.1(b), in connection with such offering unless each other Stockholder is entitled to purchase a proportionate number of excess New Securities in such offering or each Stockholder consents to the purchase of excess New Securities by such Stockholder.

5. Additional Covenants.

5.1. Insurance.

If directed by the Board or any Series A Director, the Company shall obtain from financially sound and reputable insurers (i) Directors and Officers Errors and Omissions insurance and (ii) term “key-person” insurance on the lives of such persons as determined by the Board (including the Series A Directors), each in an amount satisfactory to the Board (including the Series A Directors), and will cause such insurance policies to be maintained until such time as the Board and the Series A Directors determine that such insurance should be discontinued. The “key person” policy shall name the Company as loss payee and neither policy shall be cancelable by the Company without prior approval of the Board and the Series A Directors.

5.2. Employee Agreements.

Unless otherwise permitted by the Board of Directors and the Series A Directors, the Company will cause (i) each person now or hereafter employed by it or a Subsidiary (or engaged by the Company or a Subsidiary as a consultant/independent contractor) to enter into a confidentiality and assignment of inventions agreement in form and substance satisfactory to the Board and (ii) each Key Employee to enter into a confidentiality, assignment of inventions and non-competition agreement in form and substance satisfactory to the Board. In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company or a Subsidiary and any employee without the approval of the Board of Directors.

5.3. Employee Vesting.

Unless approved by the Board of Directors and the Series A Directors, all employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period, with the first 25% of such shares vesting at the one-year anniversary of the date of grant and the remaining shares vesting thereafter in equal monthly installments over 36 months; and (ii) a 180-day lockup period in connection with the Company’s IPO.

5.4. Budget Approval. Not later than 30 days prior to the commencement of each fiscal year, the Company shall prepare and submit to, and obtain the approval of a majority of the Board and the Series A Directors of, a business plan and monthly operating budgets for the Company and its Subsidiaries, in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers’ compensation). Once approved , the Company shall not deviate from the approved budget in any material respect without the approval of the Board and Series A Directors.

5.5. Bylaws; Board Committees. The Company shall at all times: cause the bylaws of the Company to provide that, unless otherwise required by the laws of the State of Delaware, the Series A Directors shall have the right to call a meeting of the Board or stockholders; maintain provisions in the bylaws or Certificate of Incorporation of the Company indemnifying all directors against liability to the maximum extent permitted under the laws of State of Delaware; and maintain provisions in the bylaws or Certificate of Incorporation of the Company permitting the Series A Directors to serve on all committees of the Company’s Board. The Company shall establish and maintain a compensation committee and audit committee of the Board, each of which shall consist solely of non-employee directors. For so long as one Series A Director seat shall remain vacant, the audit committee and compensation committee shall consist of two (2) directors, one of whom shall be a Series A Director. For so long as two Series A Directors shall serve on the Board, the Company shall, at the request of the Series A Directors, expand the audit committee and compensation committee to three (3) directors, two (2) of whom shall be Series A Directors.

5.6. Negative Covenants. So long as at least 4,000,000 shares of Preferred Stock are outstanding (appropriately adjusted for any stock split, divided, combination or other recapitalization effected after the date hereof), in addition to any other votes required by law, the Company hereby covenants and agrees with the Investors that it shall not, without the consent of the Requisite Investors:

(a) sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to a wholly-owned Subsidiary of the Company, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or its wholly-owned Subsidiaries;

(b) make, or permit any Subsidiary to make, any loan or advance to, any Person, except loans or advances to a wholly-owned Subsidiary approved by the Board (including the Series A Directors) and advances and similar expenditures in the ordinary course of business or under the terms of a employee stock or option plan approved by the Board and the Series A Directors;

(c) make any investment, through the direct or indirect holding of securities or otherwise, other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years, unless approved by the Board (including the Series A Directors);

(d) otherwise enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person, except for transactions approved by a majority of the disinterested members of the Board and the Series A Directors (if disinterested);

(e) change the principal business of the Company or any Subsidiary, enter new lines of business, or exit the current line of business, unless approved by the Board (including the Series A Directors);

(f) sell, transfer, license, pledge or encumber material technology or Intellectual Property Rights of the Company or any Subsidiary, other than licenses granted in the ordinary course of business, unless approved by the Board (including the Series A Directors);

(g) grant to any employee or other service provider any options or other rights to purchase Reserved Employee Shares unless authorized by vote of the Company’s Board or its compensation committee, which vote shall include, in all such cases, the affirmative vote of the Series A Directors;

(h) repurchase any shares of capital stock from Maven, except as approved by the Board and the Series A Directors; or

(i) create, or authorize the creation of, or issue, or authorize the issuance of (or permit any subsidiary to take any such action) any debt security or contractual obligation if the aggregate indebtedness of the Company and its Subsidiaries for borrowed money following such action would exceed $250,000 including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company and any security of the Company which is a combination of debt and equity; or

(j) issue the 404,341 shares of Series C Preferred Stock reserved for issuance other than to holders of Series A Preferred Stock and Series B Preferred Stock as of the date hereof, within 60 days of the Post-Offering Notice and pursuant to all other terms of the right of first offer in Section 4.1(e) hereof.

5.7. Meetings of the Board.

Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed upon schedule.

5.8. Successor Indemnification.

In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s bylaws, Certificate of Incorporation, or elsewhere, as the case may be.

5.9. Termination of Covenants.

The covenants set forth in this Section 5, except for Section 5.8, shall terminate and be of no further force or effect upon (a) the consummation of the Qualified Public Offering; or (b) upon a Deemed Liquidation Event.

6. Miscellaneous.

6.1. Transfers, Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2. Governing Law.

This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

6.3. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4. Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5. Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to William J. Schnoor, Jr. and David V. Cappillo, Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. If notice is given to the Investors, a copy shall also be sent to Patrick J. Mitchell, Esq., Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110, Maureen J. Ryan, Esq., Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, and Richard Zamboldi, Esq., Accel Partners, 428 University Avenue, Palo Alto, CA 94301.

6.6. Costs of Enforcement.

If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.7. Amendments and Waivers.

This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Requisite Investors and the Company. Any amendment or waiver so effected shall be binding upon the Company, the Investors, Maven, the Founder and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment or waiver. Notwithstanding the foregoing, (a) no amendment or waiver may treat one Investor or a group of Investors more adversely than any other Investor or group of Investors without the consent of such Investor or the consent of the holders of a majority of the Registrable Securities of the group of Investors adversely affected by such amendment or waiver, (b) no amendment or waiver may deprive Maven of its rights under Section 2.2 without the consent of Maven, unless such amendment or waiver similarly deprives all Investors of their rights under Section 2.2, (c) no amendment or waiver of the rights of Maven that treats Maven more adversely than the Investors shall be effected without the consent of Maven and (d) no waiver of the rights of the Investors hereunder shall require the consent of the Company. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8. Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9. Aggregation of Stock.

All shares of capital held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10. Entire Agreement.

This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. The Prior Agreement is hereby amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11. Transfers of Rights.

Each Investor hereto hereby agrees that it will not, and may not, assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to (a) any person or entity to which Registrable Securities are transferred by such Investor pursuant to Section 2.12 hereof, or (b) to any Affiliate of such Investor, and, in each case, such transferee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. Notwithstanding anything to the contrary set forth herein, neither the Strategic Investors nor Maven may transfer or assign any of its rights hereunder, by operation of law or otherwise, without the written consent of the Company.

6.12. Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Maven.

This Agreement shall terminate with respect to Maven upon the earliest to occur of (i) the breach by Maven of its obligations under the Maven License Agreement that is not cured within 30 days of Maven’s receipt of notice from the Company of the occurrence of such breach; (ii) the termination of the Maven License Agreement; or (iii)

Maven’s failure to purchase its full pro rata share of New Securities (specifically including Series B Preferred Stock and Series C Preferred Stock) in connection with any two (2) consecutive offerings of New Securities (specifically including the Series B Preferred Stock and Series C Preferred Stock) subject to Section 4.1 of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

BRIGHTCOVE INC.

/s/ Jeremy Allaire
By:	Jeremy Allaire
Its:	President

FOUNDER:

/s/ Jeremy Allaire
Jeremy Allaire

INVESTORS:

GENERAL CATALYST GROUP III, L.P.

By:	General Catalyst Partners III, L.P.
Its:	General Partner

By: General Catalyst GP III, LLC
Its: General Partner

/s/ William J. Fitzgerald
By: William J. Fitzgerald
Its: Member and Chief Financial Officer

GC ENTREPRENEURS FUND III, L.P.

By:	General Catalyst Partners III, L.P.
Its:	General Partner

By: General Catalyst GP III, LLC
Its: General Partner

/s/ William J. Fitzgerald
By: William J. Fitzgerald
Its: Member and Chief Financial Officer

ACCEL IX L.P.

By:	Accel IX Associates L.L.C.
Its:	General Partner

/s/ Tracy L. Sedlock
By: Tracy L. Sedlock
Its: Attorney in Fact

ACCEL IX STRATEGIC PARTNERS L.P.

By:	Accel IX Associates L.L.C.
Its:	General Partner

/s/ Tracy L. Sedlock
By: Tracy L. Sedlock
Its: Attorney in Fact

ACCEL INVESTORS 2005 L.L.C.

/s/ Tracy L. Sedlock
By: Tracy L. Sedlock
Its: Attorney in Fact

/s/ James W. Breyer
James W. Breyer

AOL LLC (formerly America Online, Inc.)

By:	/s/ Steve Swad
Name:	Steve Swad
Title:	CFO, AOL, Inc.

IAC/INTERACTIVECORP

By:	/s/ Jason L. Rapp
Name:	Jason L. Rapp
Title:	SVP, M&A

THE HEARST CORPORATION
By:	/s/ Kenneth A. Bronfin
Name:	Kenneth A. Bronfin
Title:	President, Hearst Interactive Media a Division of The Hearst Corporation

ALLEN & COMPANY LLC

By:	/s/ Kim M. Wieland
Name:	Kim M. Wieland
Title:	Chief Financial Officer

ALLIANCEBERNSTEIN VENTURE FUND I, L.P.

By:	AllianceBernstein ESG Venture Management, L.P., its general partner
By:	AllianceBernstein Global Derivatives Corporation, its general partner

By:	/s/ James D. Kiggen
Name:	James D. Kiggen
Title:	Senior Vice President

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:	/s/ William E. Pappendick
Name:	William E. Pappendick, Managing Director
Title:	Authorized Person

MAVERICK FUND USA, LTD.

By:	Maverick Capital, Ltd., its investment manager

	By:	/s/ Michelle Perrin
Michelle Perrin
Authorized Representative

MAVERICK FUND II, LTD.

By:	Maverick Capital, Ltd., its investment manager

	By:	/s/ Michelle Perrin
Michelle Perrin
Authorized Representative

MAVERICK FUND, L.D.C.

By:	Maverick Capital, Ltd., its investment manager

	By:	/s/ Michelle Perrin
Michelle Perrin
Authorized Representative

TRANSCOSMOS INVESTMENTS & BUSINESS DEVELOPMENT, INC.

/s/ Yasuki Matsumoto
By:	Yasuki Matsumoto
Its:	President

THE NEW YORK TIMES COMPANY

By:	/s/ Kenneth Richieri
Name:	Kenneth Richieri
Title:	VP

Schedule A

Investors

Name and Address

AllianceBernstein Venture Fund I, L.P.

James D. Kiggen

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

Accel IX L.P.

428 University Avenue

Palo Alto, CA 94301

Fax: (650) 614-4880

Attn:	James W. Breyer

Rich Zamboldi

Accel IX Strategic Partners L.P.

428 University Avenue

Palo Alto, CA 94301

Fax: (650) 614-4880

Attn:	James W. Breyer

Rich Zamboldi

Accel Investors 2005 L.L.C.

428 University Avenue

Palo Alto, CA 94301

Fax: (650) 614-4880

Attn:	James W. Breyer

Rich Zamboldi

Allen & Company LLC

711 5th Avenue, 9th Floor

New York, NY 10022

Alps Communications LLC

c/o Shannon Rosser

PMB 249, 1718 M St., NW

Washington, DC 20036

Name and Address

AOL LLC (formerly America Online, Inc.)

22000 AOL Way

Dulles, Virginia 20166

Attention: Senior Vice President, Corporate Development

Facsimile: 703-265-2101

with a copy to:

AOL LLC (formerly America Online, Inc.)

22000 AOL Way

Dulles, Virginia 20166

fax: 703-265-8433

Attention: Deputy General Counsel

James W. Breyer

428 University Avenue

Palo Alto, CA 94301

Fax: (650) 614-4880

Brookside Capital Partners Fund, L.P.

11 Huntington Avenue

Boston, MA 02119

(p) 617-516-2000

(f) 617-516-2010

with a copy to:

Joel Freedman

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

jfreedman@ropesgray.com

tel: 617-951-7309

fax: 617-951-7050

General Catalyst Group III, L.P.

20 University Road, Suite 450

Cambridge, MA 02138

Fax: (617) 234-7040

Attn: William J. Fitzgerald

GC Entrepreneurs Fund III, L.P.

20 University Road, Suite 450

Cambridge, MA 02138

Fax: (617) 234-7040

Attn: William J. Fitzgerald

Name and Address

The Hearst Corporation

300 West 57th Street

NY, NY 10019

Attn: Eve Burton, General Counsel

IAC/InterActiveCorp

152 West 57th Street

New York, NY 10019

Attention: General Counsel

Fax: 212-632-9642

Steve Johnson

12 Lakeview

Cambridge, MA 02138

Maverick Fund USA, Ltd.

Maverick Fund II, Ltd.

Maverick Fund, L.D.C.

c/o Maverick Capital Ltd.

300 Crescent Court

18th Floor

Dallas, TX 75201

Fax: (214)880-4042

Attn: General Counsel

The New York Times Company

229 West 43rd Street

New York, NY 10036

Attention: General Counsel

Kenneth J. Novack

81 Beacon Street

Boston, MA 02108

Name and Address

The Board of Trustees of the Leland Stanford

Junior University

c/o Stanford Management Company

2770 Sand Hill Road

Menlo Park, CA 94025

Attn: Saloni Kapadia

Transcosmos Investments & Business

Development, Inc.

600 108th Avenue NE, Suite 502,

Bellevue, WA 98004

Fax: 425.468.3933

with a copy to:

Christopher Evans

Venture Counsel Law International pllc

601 108th Avenue NE, Suite 1900

Bellevue, Washington 98004

Joseph Vardi

12 Shamir St

Tel-Aviv 69693

Israel

ZG Ventures, LLC

c/o Farid Sadrzadeh

1250 Connecticut Avenue, NW

Suite 200

Washington, DC 20036

Phone: 202-663-9550

Fax: 202-223-2475

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 to the Second Amended and Restated Investor Rights Agreement (this “Amendment”) is made as of March 25, 2010, by and among Brightcove Inc., a Delaware corporation (the “Company”), and the parties listed on the signature pages hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Second Amended and Restated Investor Rights Agreement, dated as of January 17, 2007, by and among the Company and the parties named therein (the “Agreement”).

WHEREAS, pursuant to the Series D Convertible Preferred Stock Purchase Agreement of even date herewith, the Company is selling shares of the Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”) of the Company to certain of the Investors and the undersigned desire to amend the Agreement to include the Series D Preferred Stock within the definition of Preferred Stock;

WHEREAS, pursuant to Section 6.7 of the Agreement, and subject to the qualifications set forth therein, the Agreement may be amended by a written instrument executed by the Requisite Investors and the Company; and

WHEREAS, any such amendment so effected shall be binding upon the Company, the Investors, the Founder and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. The definition of “Preferred Stock” as defined in Section 1 of the Agreement is amended and restated in its entirety as follows:

The term “Preferred Stock” shall mean shares of the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company, shares of the Series B Preferred Stock, shares of the Series C Preferred Stock and shares of the Series D Convertible Preferred Stock, $0.001 par value per share, of the Company.

2. Except as expressly amended herein, the Agreement shall remain in full force and effect.

3. This Amendment shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BRIGHTCOVE INC.

/s/ Jeremy Allaire
By:	Jeremy Allaire
Its:	Chief Executive Officer

FOUNDER:

/s/ Jeremy Allaire
Jeremy Allaire

INVESTORS:

GENERAL CATALYST GROUP III, L.P.

By:	General Catalyst Partners III, L.P.
Its:	General Partner

	By:	General Catalyst GP III, LLC
	Its:	General Partner

/s/ William J. Fitzgerald
		By:	William J. Fitzgerald
		Its:	Member and Chief Financial Officer

GC ENTREPRENEURS FUND III, L.P.

By:	General Catalyst Partners III, L.P.
Its:	General Partner

	By:	General Catalyst GP III, LLC
	Its:	General Partner

/s/ William J. Fitzgerald
		By:	William J. Fitzgerald
		Its:	Member and Chief Financial Officer

ACCEL IX L.P.

By:	Accel IX Associates L.L.C.
Its:	General Partner

/s/ Tracy L. Sedlock
	By:	Tracy L. Sedlock
	Its:	Attorney in Fact

ACCEL IX STRATEGIC PARTNERS L.P.

By:	Accel IX Associates L.L.C.
Its:	General Partner

/s/ Tracy L. Sedlock
	By:	Tracy L. Sedlock
	Its:	Attorney in Fact

ACCEL INVESTORS 2005 L.L.C.

/s/ Tracy L. Sedlock
By:	Tracy L. Sedlock
Its:	Attorney in Fact

BREYER CAPITAL L.L.C.

By:	/s/ James Breyer
Name:	James Breyer
Title:	Managing Member

AOL INC.

By:	/s/ Arthur Minson
Name:	Arthur Minson
Title:	CFO

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:	/s/ William Pappendick
Name:	William Pappendick
Title:	Authorized Person

CanoeRiver & Co.

as nominee for:

AllianceBernstein Venture Fund I, L.P.

By: AllianceBernstein ESG Venture Management, L.P., its general partner

By: AllianceBernstein Global Derivatives Corporation, its general partner

By:	/s/ Amy Raskin
Name:	Amy Raskin
Title:	Senior Vice President

MAVERICK FUND PRIVATE INVESTMENTS, LTD.

By:	Maverick Capital, Ltd., under Power of Attorney effective as of December 30, 2008

By:	/s/ Ginessa Avila
Name:	Ginessa Avila
Title:	Assistant General Counsel

MAVERICK USA PRIVATE INVESTMENTS, LLC

By:	Maverick Capital, Ltd., under Power of Attorney effective as of December 30, 2008

By:	/s/ Ginessa Avila
Name:	Ginessa Avila
Title:	Assistant General Counsel

THE HEARST CORPORATION

By:	/s/ Kenneth A. Bronfin
Name:	Kenneth A. Bronfin
Title:	President, Hearst Interactive Media
a Division of The Hearst Corporation